Exhibit 107

Calculation of Filing Fee Table

S-3

(Form Type)

Cardinal Health, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Debt	Debt Securities	Rule 456(b) and Rule 457(r)	—	—	—	—	—

	Equity	Class A Common Shares (“Common Shares”), without par value	Rule 456(b) and Rule 457(r)	—	—	—	—	—

	Equity	Preferred Shares, without par value	Rule 456(b) and Rule 457(r)	—	—	—	—	—

	Other	Units	Rule 456(b) and Rule 457(r)	—	—	—	—	—

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

(1)

An indeterminate aggregate initial offering price, principal amount or number of the securities of each identified class is being registered as may from time to time be offered at indeterminate prices or upon conversion, exchange or exercise of other securities. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. In accordance with Rule 456(b) and Rule 457(r) under the Securities Act, the Registrant is deferring payment of all of the registration fee. Any subsequent registration fees will be paid on a pay-as-you-go basis. The registrant will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment.